UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 12, 2021

(Date of earliest event reported)

PennantPark Floating Rate Capital Ltd.

(Exact name of registrant as specified in its charter)

Maryland	814-00891	27-3794690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

590 Madison Avenue, 15th Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

212-905-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	PFLT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2021, PennantPark Floating Rate Capital Ltd. (the “Company”) established a $300 million senior secured revolving credit facility (the “Credit Facility”) through PennantPark Floating Rate Funding I, LLC (“Funding I”), a wholly-owned subsidiary of the Company, pursuant to that Revolving Credit and Security Agreement by and among Funding I, as borrower, PennantPark Investment Advisers, LLC, as collateral manager, Truist Bank (“Truist”), acting as administrative agent, Truist Securities, Inc., acting as lead arranger, U.S. Bank National Association, acting as collateral agent, collateral administrator and backup collateral manager, and the lenders from time to time party thereto.

Under the Credit Facility, the lenders agreed to extend credit to Funding I in an initial aggregate principal amount of $300 million and contains an accordion feature whereby the Credit Facility can be expanded to $520 million, subject to no ongoing events of default, compliance of Funding I and PennantPark Investment Advisers, LLC with respective representations and warranties and, in certain circumstances, the administrative agent’s written consent. The Credit Facility is a five-year facility with a maturity date of August 12, 2026. During the Credit Facility’s first three years, or the reinvestment period, borrowings bear interest at (A) the highest of (i) Truist’s Prime Rate, (ii) the Federal Funds Rate plus 50 basis points and (iii) London Interbank Offered Rate (as applicable, the “Base Rate”) (B) plus 225 basis points. After the reinvestment period, the rate sets to Base Rate plus 250 basis points for the remaining two years. The Credit Facility is secured by all of the assets of Funding I. Funding I has made customary representations and warranties and Funding I is required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. Borrowing under the Credit Facility is subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

The Company plans to transfer certain loans and debt securities it has originated or acquired from time to time to Funding I at fair market value through a purchase and contribution agreement (the “Purchase and Contribution Agreement”) and may cause Funding I to originate or acquire loans in the future, consistent with the Company’s investment objectives.

PennantPark Investment Advisers, LLC, the Company’s investment adviser, will serve as collateral manager to Funding I under the Credit Facility. PennantPark Investment Advisers, LLC has irrevocably directed that all management fees owing with respect to such services are to be paid to the Company so long as PennantPark Investment Advisers, LLC remains the collateral manager.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to copies of the form of Credit Agreement and form of Purchase and Contribution Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K.

Item 1.02 Termination of Material Definitive Agreement.

Also on August 12, 2021, Funding I paid all amounts owed and terminated all commitments under the Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 30, 2018 (the “Former Credit Facility”), among Funding I, as borrower, PennantPark Investment Advisers, LLC, as collateral manager, the lenders from time to time parties thereto, Truist (f/k/a SunTrust Bank), as administrative agent, SunTrust Robinson Humphrey, Inc., as lead arranger, and U.S. Bank National Association, as collateral agent, as collateral administrator, as backup collateral manager, and as custodian. In connection with the payoff, all commitments and obligations of Funding I under the Former Credit Facility were terminated. The Former Credit Facility would have expired on its terms on October 30, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1*	Revolving Credit and Security Agreement, dated as of August 12, 2021, among PennantPark Floating Rate Funding I, LLC, as the borrower, PennantPark Investment Advisers, LLC, as the collateral manager, the lenders from time to time party thereto, Truist Bank., as administrative agent, Truist Securities, Inc., as lead arranger, U.S. Bank National Association, as collateral agent, U.S. Bank National Association, as collateral administrator, U.S. Bank National Association, as backup collateral manager, and U.S. Bank National Association, as custodian.

10.2	Amended and Restated Purchase and Contribution Agreement, dated as of August 12, 2021, among PennantPark Floating Rate Capital Ltd., as the seller, and PennantPark Floating Rate Funding I, LLC, as the buyer.

*

Portions of this exhibit, marked by brackets, have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because they (i) are not material and (ii) are of the type that the Company treats as private or confidential. The Company undertakes to promptly provide an unredacted copy of this exhibit on a supplemental basis, if requested by the Securities and Exchange Commission or its staff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2021	PENNANTPARK FLOATING RATE CAPITAL LTD.

	By:	/s/ Richard Cheung
Richard Cheung Chief Financial Officer & Treasurer